UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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SCOPUS BIOPHARMA INC.

(Name of Registrant as Specified In Its Charter)

DR. MORRIS C. LASTER

CHEN LASTER

GABRIELLA LASTER

SARA LASTER
MORDECHAI SAAR HACHAM

JOSHUA LEVINE

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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DR. MORRIS C. LASTER

CHEN LASTER

GABRIELLA LASTER

SARA LASTER

December 22, 2021

Dear Fellow Scopus BioPharma Inc. Stockholder,

Dr. Morris C. Laster, Chen Laster, Gabriella Laster and Sara Laster (collectively, the “Stockholder Group,” “we” or “us”), write to you regarding recent actions by certain directors and management of Scopus BioPharma Inc. (“Scopus” or the “Company”) prior to and during the Annual Meeting of Stockholders (the “Annual Meeting”) that took place on December 20, 2021.

During the Annual Meeting, Scopus Chairman Joshua Lamstein read a letter into the record on behalf of HCFP/Capital Partners VIB LLC (“VIB”), stating that (i) VIB is the purported true owner of 6,006,000 shares of common stock in the Company (the “Disputed Shares”) rightfully owned by the Stockholder Group, (ii) the record holder list used for the Annual Meeting incorrectly lists the Stockholder Group as owners of the Disputed Shares, and (iii) VIB would object to the certification of any vote in which the Stockholder Group had voted the Disputed Shares (the “Lamstein/VIB Statement”).

Prior to the Annual Meeting, on December 16, 2021, VIB filed a motion to intervene and a complaint in intervention in the litigation between Dr. Laster and the Company in the Delaware Court of Chancery, bringing claims for unjust enrichment and conversion. Neither Mr. Lamstein nor the Lamstein/VIB Statement disclosed to stockholders at the Annual Meeting the fact that Mr. Lamstein controlled the VIB entity. Mr. Lamstein also failed to disclose at the Annual Meeting the fact that he and Scopus Vice Chairman and fellow director Robert Gibson are VIB’s managers, a fact expressly mentioned in VIB’s complaint in intervention.

Although the Annual Meeting has concluded, this most recent development compels us to respond, as Mr. Lamstein and VIB allege that any certification of the vote would be invalid. We believe this is an attempt to frustrate the will of the Company’s stockholders. As of December 22, 2021, the preliminary results from First Coast Results, Inc., the independent inspector of elections appointed by the Company itself for the Annual Meeting, indicate that the Stockholder Group’s director nominees, Mordechai Saar “Moti” Hacham and Joshua Levine have received the most number of votes for election as directors to the Board.

The Company has constantly changed its story with respect to Dr. Laster’s rightful ownership over his shares, repeatedly contradicting its own public filings, indicating that the Company’s public filings lack credibility.

Dr. Laster was a co-founder, director and Chief Executive Officer of privately held predecessor companies that through acquisition, name changes, and financings became Scopus BioPharma Inc. Dr. Laster also served as Chief Executive Officer and as a director of the Company. It is through these transactions that Dr. Laster acquired sole ownership of 6,006,000 shares of Scopus common stock. In May 2019, Dr. Laster transferred a total of 1,080,000 of his shares to his daughters, Chen, Gabriella, and Sara Laster, with each daughter receiving 360,000 shares. Pursuant to this transfer of his stock to his daughters, Dr. Laster was left as owner of 4,926,000 shares of Scopus common stock, as reported in Amendment No. 3 to the Company’s Offering Circular on Form 1-A dated September 2, 2020. Subsequently, every public filing made by the Company prior to the Company’s proxy statement filed on September 16, 2021 recognized that Dr. Laster was the owner of record of 4,926,000 shares of Common Stock.

However, only after Dr. Laster filed suit against the Company in the Delaware Court of Chancery (the “Delaware Court”), the Company suddenly changed its narrative. On September 15, 2021, the Company brought an action for interpleader in the U.S. District Court for the Southern District of New York, docketed as Scopus BioPharma Inc. v. Morris Laster, Laster Partners LLC and Laster Family Partners LLC, No. 1:21-cv-07741 (S.D.N.Y.). In this action, the Company alleged that Dr. Laster and entities purportedly controlled by incumbent directors Joshua Lamstein and Ira Greenspan (Laster Partners LLC and Laster Family Partners LLC) purportedly had stated competing claims to 3,500,000 shares of Common Stock owned by Dr. Laster. This, despite the fact that the LLC entities had not been identified in any Form 3, Form 4 or other Company SEC filing prior to the Company’s interpleader action. It was only in the beneficial ownership table in the Company’s proxy statement dated September 16, 2021 that the Company first mentioned the existence of these LLCs and included a statement claiming that these LLCs were the record owners of 3,500,000 shares owned by Dr. Laster. The Company later withdrew the interpleader action, and the Company’s previous counsel filed a motion to withdraw as counsel, stating that there were “fundamental disagreements” with the Company, and that it believed it “cannot represent Scopus consistent with Counsel’s professional obligations and duties.” Counsel to the LLCs also withdrew as counsel based on the same grounds.

Subsequently, on November 2, 2021, the Company’s new counsel stated to Vice Chancellor Zurn of the Delaware Court that the Company would instruct the Company’s transfer agent to transfer the 3,500,000 shares to Dr. Laster, deliver an irrevocable proxy to Dr. Laster, and allow Dr. Laster to vote such shares at the Annual Meeting.

Why in November 2021 was the Company willing to allow Dr. Laster to vote the shares? But not now?

Scopus’s supplemental proxy statement filed on November 8, 2021 and the Company’s quarterly report on Form 10-Q filed on November 12, 2021 state that the Company is taking steps to mitigate the dispute with and transfer the 3,500,000 Disputed Shares to Dr. Laster, and to grant Dr. Laster an irrevocable proxy for such shares. However, contrary to such public statements, Dr. Laster’s statement of account as of the date hereof with Continental Stock Transfer and Trust Company, the Company’s stock transfer agent, continues to report that Dr. Laster owns only 1,426,000 shares of Scopus stock, which is 3,500,000 fewer shares than the number of shares Dr. Laster actually owns.

Now that the Company’s stockholders have expressed their preference for the Stockholder Group’s nominees, the Company has yet again changed its story with respect to the ownership of Dr. Laster’s shares. VIB, an entity controlled by Mr. Lamstein, who also controls the Company, is now alleging that VIB is the true owner of 6,006,000 shares owned by the Stockholder Group, despite the fact that no Company SEC filing prior to the motion to intervene disclosed a competing claim to those shares by VIB.

The Company has advanced multiple, often self-contradictory narratives in what we believe to be an attempt to prevent Dr. Laster from voting his shares.

The Company has reneged on its agreements and statements made to the Delaware Court.

As mentioned above, the Company’s counsel stated to Vice Chancellor Zurn of the Delaware Court on November 2, 2021, that the Company would instruct Continental Stock Transfer and Trust Company to transfer 3,500,000 shares to Dr. Laster deliver an irrevocable proxy to Dr. Laster, and allow Dr. Laster to vote the shares at the Annual Meeting. Nevertheless, just days before the Annual Meeting, the Company changed course and now suggests that, due to the motion to intervene by VIB, there is a possibility that they may not count Dr. Laster’s or his daughters’ votes at the Annual Meeting at all. We believe the Company’s actions are in clear contravention of the statements and undertakings made to the Delaware Court and to Dr. Laster.

The Company failed to abide by its own Rules of Conduct and Procedures and Agenda for the Annual Meeting.

Ahead of the Annual Meeting, the Stockholder Group, the Company and their various counsel agreed to abide by Rules of Conduct and Procedures for the Annual Meeting (the “Rules of Conduct”). Rule 3 of the Rules of Conduct stated that the business of the meeting must be addressed in accordance with the Agenda provided at the meeting (the “Agenda”), which notably did not make any mention of the purported ownership claims or motion to intervene by VIB as expressed in the Lamstein/VIB Statement. Moreover, Item 2 of the Agenda was meant to allow nominating stockholders to introduce their director nominees and make a brief statement. We believe that VIB, which was neither a director, a nominee, nor a nominating stockholder, did not have any right to make a statement during this time. Finally, we believe Mr. Lamstein’s reading of the Lamstein/VIB Statement at the Annual Meeting was in clear violation of Rule 10 of the Rules of Conduct, which stated that the Chair of the Annual Meeting would not convey comments that he determines to be “related to threatened or pending litigation.”

We believe the Company’s and VIB’s recent actions described above are an attempt to frustrate the will of the Company’s stockholders by denying the vote of a majority where a quorum is present.

We urge the Company to respect the votes of its stockholders and the results of the Annual Meeting as provided by the inspector of elections.

Thank you for your support.

Sincerely,

/s/ Dr. Morris C. Laster
Dr. Morris C. Laster

/s/ Chen Laster
Chen Laster

/s/ Gabriella Laster
Gabriella Laster

/s/ Sara Laster
Sara Laster